UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2026

ASURE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34522	74-2415696
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Colorado Street, Suite 1800 Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

512-437-2700

(Registrant’s Telephone Number, including Area Code)

None

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ASUR	The Nasdaq Capital Market
Series A Junior Participating Preferred Share Purchase Rights	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 15, 2026, Asure Software, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) dated October 15, 2026, by and among the Company as the Borrower, certain subsidiaries of the Company as Guarantors, MUFG Bank, LTD (“MUFG”), as administrative agent, and the lenders from time to time party thereto (such lenders collectively with MUFG, the “Lenders”).

Under the Credit Agreement, the Company may borrow up to $115 million from the Lenders (the “Senior Credit Facility”), comprising a (i) $85.0 million (the “Initial Loan Balance”) term loan facility, all of which was drawn by the Company on October 15, 2026 (the “Closing Date”), (ii) $10.0 million five-year revolving credit facility (the “Revolving Facility”), and (iii) $20.0 million delayed-draw term loan facility (the “DDTL Facility”). After the Closing Date, the Company is permitted to incur (a) additional term loans under a new term facility to be included in the Senior Credit Facility and/or (b) increases in the Revolving Credit Facility, in an aggregate principal amount not to exceed $30 million, subject to the terms and conditions set forth in the Credit Agreement. As of the date hereof, the Company has not drawn any amounts under the Revolving Facility or the DDTL Facility, and no letters of credit have been issued under the Credit Agreement.

The Company will begin to make principal payments on the Initial Loan Balance in quarterly installments beginning on April 1, 2027, such that 2.5% of the Initial Loan Balance will be paid in the first year, 5.0% of the Initial Loan Balance will be paid in each of the second and third year, and 7.5% of the Initial Loan Balance will be paid in each of the fourth and fifth year, with the last payment being made on October 1, 2031, and the remaining Initial Loan Balance paid on the October 15, 2031 (the “Maturity Date”). The Company may, upon notice to MUFG pursuant to the Credit Agreement, voluntarily prepay amounts loaned under the Credit Agreement in whole or in part without premium or penalty, subject to certain conditions set forth therein.

Subject to the conditions set forth in the Credit Agreement, the Revolving Facility is available through October 15, 2031 and the DDTL Facility is available through October 15, 2028.

The interest rates that the Company will be charged under the Senior Credit Facility is generally equal to the Term SOFR (as defined in the Credit Agreement’) plus the Applicable Rate (as defined in the Credit Agreement) or, at the the Company’s option, the Base Rate (as defined in the Credit Agreement ) plus the Applicable Rate. The Applicable Rate generally adjusts quarterly based on the Company’s Consolidated Net Leverage Ratio. With respect to Term SOFR loans, the Borrower may select interest periods of one, three or six months. For the Initial Loan Balance, the Company selected a three month interest period for Term SOFR. The Initial Loan Balance is a Term SOFR Loan and the interest rate to be charged during the initial three month interest period is 7.04249%, calculated on the basis of a year of 360 days and actual days elapsed, reflecting a rate based on Term SOFR plus three percent (3.00%), as provided in the Credit Agreement.

The Company is subject to customary events of default as described in the Credit Agreement, including insolvency of the Company, breaches of certain covenants and representations and warranties, and failures to pay. In such event, and for so long as it continues, the outstanding loan balance will bear interest at a rate per annum, subject to certain exceptions set forth in the Credit Agreement, (i) equal to two percent (2.00%) in excess of the rate otherwise applicable thereto, and (ii) with respect to any loan for which a rate is not specified or available, a rate per annum equal to the Base Rate (as defined in the Credit Agreement), plus (a) the Applicable Rate for revolving loans that are Base Rate Loans (as defined in the Credit Agreement), plus (b) two percent (2.00%), in each case, to the fullest extent permitted by applicable law.

Under the Credit Agreement, the Company covenants to maintain a (i) Consolidated Net Leverage Ratio (as defined in the Credit Agreement), as tested quarterly, no greater than 3.50 to 1.00 (subject to certain conditions set forth therein), and (ii) Consolidated Fixed Charge Coverage Ratio (as defined in the Credit Agreement), as tested quarterly, of not less than 1.25 to 1.00. The Senior Credit Facility is secured by substantially all of the assets of the Company.

The Company will use the net proceeds of the amounts received at Closing to (i) repay all of its obligations under the MC Credit Agreement (as defined below) and Note (as defined below), (ii) for the payment of transaction fees in connection with entry into the Credit Agreement and (iii) Permitted Acquisitions (as defined in the Credit Agreement), including the acquisition of the assets of the SEUS Seller (as defined below) described in Item 8.01. The Company will use the proceeds of any amounts loaned after the closing for the payment of consideration in connection with Permitted Acquisitions and working capital needs.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Agreement.

In connection with the entry by the Company into the Credit Agreement, the Company terminated the Credit, Security and Guaranty Agreement (the “MC Credit Agreement”), by and among the Company, Asure Operations LLC, Asure Customer & IP Holdco LLC, Asure Payroll Tax Management LLC, Asure Benefits Management LLC, Asure Treasury Management, LLC, MidCap Financial Trust (“MidCap”) and the lenders thereto and the secured promissory note (the “Note”) with MidCap, evidencing its obligations under the MC Credit Agreement. In connection with the termination, the Company paid to MidCap for the benefit of lenders under the MC Credit Agreement an aggregate amount of approximately $62.6 million (the “Payoff Amount”) in full payment of its outstanding obligations under the MC Credit Agreement and Note. The Payoff Amount represented approximately $60.2 million outstanding of principal and interest on the unpaid principal balance, prepayment and termination fees in the amount of $2.4 million and an immaterial amount of fees and other expenses due to MidCap.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

On October 15, 2026, the Company issued 1,206,141 shares (the “Issued Shares”) of its Common Stock, $0.01 par value (the “Common Stock”), to the SEUS Seller (as defined below) as part of the purchase price consideration paid in connection with the acquisition of certain assets owned by the SEUS Seller. The Issued Shares were valued at $8.29 per share, or an aggregate of $10,000,000. The issuance and sale of the Issued Shares in connection with the acquisition is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder.

Item 8.01	Other Events.

On October 15, 2026, the Company acquired certain assets of a payroll processing business primarily located in the southeastern United States (the “SEUS Seller”). The aggregate purchase price that the Company paid for these assets was $26.5 million, apportioned as follows: (i) $13.5 million in cash at closing; (ii) the delivery of a promissory note in the amount of $3.0 million, which matures on April 15, 2028 and accrues interest at a rate of three percent (3.00%); and (iii) the Issued Shares. The purchase price for the acquisition is subject to future adjustments to the purchase price, including working capital. The information set forth under Item 3.02 is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Credit Agreement, dated October 15, 2026, by and among Asure Software, Inc. as the Borrower, certain subsidiaries of the Borrower, MUFG Bank, LTD, and the Lender Parties.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
*	Certain schedules and similar attachments to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplementally a copy of all omitted schedules and attachments to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: October 15, 2026	By:	/s/ Patrick Goepel
Chief Executive Officer